SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 25, 2005

Northern Growers, LLC

(Exact name of registrant as specified in its charter)

South Dakota	0-50711	77-0589881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

48416 144th Street
P.O. Box 356
Big Stone City, South Dakota		57216
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 862-7902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On October 25, 2005, Northern Lights Ethanol, LLC (“Northern Lights”), a South Dakota limited liability company and majority-owned subsidiary of the registrant, Northern Growers, LLC, entered into three new agreements and one amended agreement with companies affiliated with the Broin Companies of Sioux Falls, South Dakota: 1) a Technology and Patent Rights License Agreement; 2) a Raw Starch Technology and Patent Rights Addendum to the Technology and Patent Rights License Agreement; 3) a Design/Build Agreement; and 4) an Amendment to the Management Agreement.

Under the Technology and Patents Rights License Agreement, Broin and Associates, Inc., a company engaged in the design, engineering and construction of ethanol plants, grants Northern Lights a non-exclusive license to use certain technology and patents owned, developed, or obtained by Broin and Associates relating to the ethanol and co-product production processes. Northern Lights is required to pay an initial and annual licensing fee for the right to use such technology and patents. The term of this agreement continues until the expiration of the term of the Management Agreement between Northern Lights and Broin Management, LLC, which was concurrently extended until June 30, 2015 (see below for further information). Northern Growers intends to seek confidential treatment for certain terms of the Technology and Patent Rights License Agreement. A redacted copy of the Technology and Patents Rights License Agreement will be filed as an exhibit to Northern Growers’ next periodic report.

To incorporate new and existing technology developed by Broin and Associates, Northern Lights entered into a Raw Starch Technology and Patent Rights Addendum to the Technology and Patent Rights License Agreement with Broin and Associates. Under this Addendum, Broin and Associates grants Northern Lights a non-exclusive license to use certain raw starch technology developed by Broin and Associates. To incorporate this raw starch technology, which is anticipated to reduce energy costs and improve Northern Lights’ plant performance, Northern Lights agreed to pay Broin and Associates an initial new technology fee.  Northern Growers intends to seek confidential treatment for certain terms of the Raw Starch Technology and Patent Rights Addendum. A redacted copy of the Raw Starch Technology and Patent Rights Addendum will be filed as an exhibit to Northern Growers’ next periodic report.

As a precondition to entering the Technology and Patent Rights License Agreement and Raw Starch Technology and Patent Rights Addendum, Northern Lights entered into an amended Management Agreement with Broin Management, the company that manages the day-to-day operations of Northern Lights’ plant.  The amendment extends the term of the Management Agreement between Northern Lights and Broin Management from June 30, 2010 to June 30, 2015, but all other material terms under the existing Management Agreement remain unchanged. A copy of the amendment will be filed as an exhibit to Northern Growers’ next periodic report.

Finally, Northern Lights entered into a Design/Build Agreement with Broin and Associates. The purpose of this agreement is to expand the name-plate production capacity of Northern Lights’ plant from 40 million gallons of ethanol annually to 75 million gallons of ethanol annually, as well as to make certain capital improvements to the plant prior to the incorporation of the raw starch technology. Construction and improvements relating to the raw starch technology, otherwise known as Project BPX, is scheduled to begin in November of 2005 with a scheduled completion date in the spring of 2006. Construction relating to plant expansion is scheduled to begin immediately following the completion of Project BPX with a scheduled completion date in the spring of 2007. The estimated cost of construction and improvements for both projects is $38.4 million, which is expected to be financed with new debt financing from US Bank. A copy of the agreement will be filed as an exhibit to Northern Growers’ next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN GROWERS, LLC

Dated: October 26, 2005	By:	/s/ Robert Narem
Robert Narem, Chief Executive Officer